Umami Sustainable Seafood Appoints Timothy Fitzpatrick as Chief Executive Officer and Board Director

On August 16, 2013, Umami Sustainable Seafood Inc. (the “Company”) appointed Timothy Fitzpatrick to serve as Chief Executive Officer of the Company, effective immediately. In connection with his appointment as Chief Executive Officer, Mr. Fitzpatrick will step down from his position as Chief Financial Officer of the Company, effective August 16, 2013.

Also on August 16, 2013, the Company’s Board of Directors (the “Board”) appointed Mr. Fitzpatrick to serve as a director of the Board, effective immediately.

Mr. Fitzpatrick, 46, served as the Company’s Chief Financial Officer since January 5, 2012. He was general counsel of Mindray Medical International Limited, a medical device company, from September 2006 to June 2011. Prior to joining Mindray, Mr. Fitzpatrick worked as an attorney in the United States and Hong Kong. Mr. Fitzpatrick received his M.B.A. from the Kellogg-HKUST Executive MBA Program in Hong Kong, his J.D. from the University of California, Los Angeles, his M.A. from the University of California, San Diego, and his B.A. from Hamilton College.

The terms of Mr. Fitzpatrick’s employment agreement (the “Employment Agreement”) entered into in connection with his appointment as Chief Financial Officer of the Company will continue to govern his employment with the Company as Chief Executive Officer. The terms of the Employment Agreement are described in the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2012. In connection with Mr. Fitzpatrick’s appointment as Chief Executive Officer, the Company entered into a Non-Plan Stock Unit Award Agreement (the “Award Agreement”), dated August 16, 2013, with Mr. Fitzpatrick, pursuant to which Mr. Fitzpatrick was granted 2,000,000 restricted stock units (the “RSUs”). The RSUs will vest in equal twenty-five percent installments on each of the first four six-month anniversaries of the award date, subject to Mr. Fitzpatrick’s continued employment with the Company. The foregoing description of the Award Agreement is qualified in its entirety by reference to the text of the Award Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

There was no agreement or arrangement entered into between the Company and Mr. Fitzpatrick in connection with Mr. Fitzpatrick’s appointment to the Company’s Board.

There was no arrangement or understanding between Mr. Fitzpatrick and any other person pursuant to which Mr. Fitzpatrick was appointed Chief Executive Officer or as a director of the Company. There are no family relationships between Mr. Fitzpatrick and any director or executive officer of the Company, and Mr. Fitzpatrick has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.